Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Chuck Coppa, CFO
American Power Group Corporation
781-224-2411
ccoppa@americanpowergroupinc.com
Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Announces Corporate Realignment And Senior Management Changes

-   Migration To A Technology Licensing and Master Distributorship Model Versus Direct Sale Approach To Be Implemented -

-   CFO Chuck Coppa To Assume Additional Role as CEO -

-   Commitment For Additional Capital Secured From Several Existing Investors –

-   Investors Agree To Defer Automatic Conversion of Contingent Convertible Notes Into Series E Preferred -

Lynnfield, MA – June 6, 2017 – American Power Group Corporation (OTCQB: APGI), today announced a corporate wide realignment of its strategic direction, reallocation of resources and reduction in workforce.

Neil Braverman, APG’s Chairman stated, “Delays in customer orders resulting from the continuing impact of low priced domestic oil has forced us to reevaluate how we market our dual fuel technology given the realities of the marketplace and our access to near term capital. Our Board of Directors have made the decision to terminate our Chief Executive Officer, Lyle Jensen and realign our business model and overhead structure to better reflect the current market realities. Mr. Jensen also resigned from our Board of Directors. Chuck Coppa, our CFO has assumed the additional title of Chief Executive Officer and will be working with a core group of employees and our Board of Directors to realign our business model.”

Chuck Coppa, APG’s CEO/CFO stated, “The true value of APG is the fact we can deliver our customers a low cost, reliable and proven emission reduction technology across multiple markets and geographies. We believe that by pursuing a less capital (human and financial) intensive approach of marketing our industry leading dual fuel technology through licensing relationships or master distributorships we can leverage our partner’s existing market dominance and resources to allow us to pivot more quickly on opportunities and open new and larger markets without the need to expend significant capital resources.” Mr. Coppa noted, “While we will continue to support, on a cost effective basis our direct sale approach, we will be focusing our corporate resources towards situations where we see the quickest opportunities for near term revenue and for the time being, deferring efforts in areas where we see the path to revenue realization taking longer than we are willing to wait.”

Mr. Coppa added, “Several holders of our $2.6 million Contingent Convertible Notes, including entities related to several of our Board members have agreed to provide additional capital this week in support of our new approach and have also agreed to defer the automatic conversion of these notes into the proposed Series E Preferred Stock until July 27, 2017. They have also expressed a willingness to consider modifying their existing terms to accommodate and support management’s immediate effort to secure additional capital on less dilutive terms.”

American Power Group Corporation Press Release

June 6, 2017	Page 2

Mario Blanco, APG’s Vice President of International Sales stated, “Latin America, particularly Mexico, represents an immediate opportunity for us on multiple levels given the significant and immediate economic and emission benefits associated with using natural gas in lieu of diesel. In January 2017, the Mexican government eliminated certain fuel subsidies for diesel and gasoline resulting in a 15% - 20% increase in diesel fuel prices adding to an already very favorable price spread.” Mr. Blanco added, “Mexican officials report a multi-billion dollar investment is being made in expanding the natural gas pipeline infrastructure, adding hundreds of natural gas fueling stations in the next few years providing us with multiple potential licensee opportunities.”

About American Power Group Corporation

American Power Group’s subsidiary, American Power Group, Inc. provides cost effective products and services that promote the economic and environmental benefits of our alternative fuel and emission reduction technologies. Our patented Turbocharged Natural Gas® Dual Fuel Conversion Technology is a unique non-invasive software driven solution that converts existing vehicular and stationary diesel engines to run concurrently on diesel and various forms of natural gas including compressed natural gas, liquefied natural gas, conditioned well-head/ditch gas or bio-methane gas with the flexibility to return to 100% diesel fuel operation at any time. Depending on the fuel source and operating profile, our EPA and CARB approved dual fuel conversions seamlessly displace 45% - 65% of diesel fuel with cleaner burning natural gas resulting in measurable reductions in nitrogen oxides (NOx) and other diesel-related emissions. See additional information at: www. americanpowergroupinc.com

Caution Regarding Forward-Looking Statements and Opinions

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that, our dual fuel conversion business has lost money in the last seven consecutive fiscal years and our flare gas capture and recovery business has yet to generate measurable revenues, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events or economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended September 30, 2016 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.